Exhibit 10.2
FIRST AMENDMENT TO
CHANGE OF CONTROL AGREEMENT
     This First Amendment, entered into and made effective as of September 13, 2011, by and between EOG Resources, Inc. (“Company”) and William R. Thomas (“Employee”), is an amendment of that certain Change of Control Agreement, dated effective as of January 12, 2011, between the Company and Employee (“Agreement”).
     WHEREAS, the parties desire to amend the Agreement as provided herein;
     NOW, THEREFORE, in consideration of the premises and the payment by Company to Employee of One Hundred Dollars ($100) and in consideration of other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:
1.	Section 7(c) of the Agreement is hereby amended by deleting the following phrase therein in its entirety:
“or (z) by the Employee for any reason during the thirty (30) day period beginning six (6) months after a Change of Control of the Company,”
2.	Section 11 of the Agreement (including the heading/caption thereof) is hereby amended and restated in its entirety as follows:
SECTION 11. U.S. EXCISE TAXES
     If any payment or right accruing to the Employee from the Company or an Affiliate under this Agreement without the application of this Section 11 (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), the severance benefit payable under this Agreement shall be reduced to the largest amount that will result in no portion of the amounts payable or rights accruing being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the severance benefit payable is to apply shall be made by a public accounting firm chosen by the Company, at the expense of the Company. Such determination shall be made in good faith after consultation with the Employee and shall be conclusive and binding on the Employee. The Employee shall cooperate in good faith with said accounting firm in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 11 shall apply only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal, state or local income or employment taxes, the Total Payments accruing to the Employee would be less than the amount of the Total Payments as reduced under the foregoing provisions of this Section 11 and after reduction for only federal, state or local income or employment taxes. For the avoidance of doubt, the parties to this Agreement agree that this Section 11 explicitly modifies the U.S. Excise Tax treatment of benefits which may be payable or otherwise provided under any plan, program, policy, or practice of the Company or an Affiliate and any agreement or understanding that the Employee may have with the Company or an Affiliate.
     The parties agree that (i) all other terms, conditions and stipulations contained in the Agreement shall remain in full force and effect and without any change or modification, except as provided herein, and (ii) references in the Agreement to “this Agreement” or “the Agreement” shall be deemed to be references to the Agreement as amended by this First Amendment.
     This First Amendment shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of this First Amendment to the laws of another State or country.
     IN WITNESS WHEREOF, the parties have duly executed this First Amendment as of the date first above written.

EOG RESOURCES, INC.

By: Name:	/s/ Patricia L. Edwards Patricia L. Edwards
Title:	Vice President, Human Resources and Administration

WILLIAM R. THOMAS

/s/ William R. Thomas